FILED PURSUANT TO RULE 424(b)(3)

REGISTRATION  NO. 333-180353

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS, DATED APRIL 23,2012)

DOCUMENT SECURITY SYSTEMS, INC.

1,509,674 Shares of Common Stock, par value $0.02

This prospectus supplement, dated April 24, 2012, supplements the prospectus, dated April 23, 2012, of Document Security Systems, Inc. relating to the sale by the selling security holders of up to 1,509,674 shares of our common stock, par value $0.02, consisting of 967,740 shares which are issued and outstanding and 541,934 shares of common stock issuable upon the exercise of outstanding warrants. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

Investing in our securities involves significant risks. You should read this entire prospectus carefully, including the “Risk Factors” beginning on page 5 of the prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SELLING SECURITY HOLDERS

The information in the table appearing under the caption "Selling Security Holders" commencing on page 14 of the prospectus is amended to correct an error. The Selling Security Holder table incorrectly listed GRQ Consultants, Inc. as the selling security holder of 483,870 shares of our common stock, when in fact, GRQ Consultants, Inc. 401k is the selling security holder of said shares. The Selling Security Holder table is amended to reflect the correction and is accurate as of April 23, 2012, the date of the prospectus.

All the other information in the Selling Security Holder section and table remains the same.

Name of Selling Security Holders	Common Stock Beneficially Owned prior to the Offering		Number of Shares Offered by Selling Security Holder		Number of Shares and Percent Beneficially Owned After the Offering
					# of Shares		% of Class
Frost Gamma Investments Trust(1)	241,935	(2)	241,935	(2)	0		0
GRQ Consultants, Inc. 401K(3)	659,580	(4)(5)	483,870	(4)	175,710	(5)	Less than 1%
Hudson Bay Master Fund, Ltd. (6)	725,805	(7)	725,805	(7)	0		0
Palladium Capital Advisors, LLC(8)	5,806	(9)	5,806	(9)	0		0
Moishe Hartstein (8)	52,258	(10)	52,258	(10)	0		0

(1) Dr. Phillip Frost, the Trustee of Frost Gamma Investments Trust, has sole voting and dispositive power as to the shares beneficially owned by the Frost Gamma Investments Trust.

(2) Includes currently exercisable warrants to purchase 80,645 shares of common stock at $3.10 per share.

(3) Barry Honig has sole voting and dispositive power as to the shares beneficially owned by GRQ Consultants, Inc. 401K.

(4) Includes currently exercisable warrants to purchase 161,290 shares of common stock at $3.10 per share.

(5) Barry Honig, the control person of GRQ Consultants Inc. 401K, owns 175,710 shares of common stock as a result of the conversion of a convertible debt Mr. Honig held with the Company.

(6) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund, Ltd. has voting, investment and dispositive power as to the shares beneficially owned by Hudson Bay Master Fund, Ltd. Sander Gerber, as the managing member of Hudson Bay Capital GP LLC, which is general partner of Hudson Bay Capital Management LP, has sole voting and dispositive power as to the shares beneficially owned by Hudson Bay Master Fund, Ltd. Sander Gerber disclaims beneficial ownership over these shares.

(7) Includes currently exercisable warrants to purchase 241,935 shares of common stock at $3.10 per share.

(8) Joel Padowitz, the Chief Executive Officer of Palladium Capital Advisors, LLC, has sole voting and dispositive power as to the shares beneficially owned by Palladium Capital Advisors, LLC. Moishe Hartstein is an affiliate of Palladium Advisors, a registered broker-dealer, and serves as Director of Banking of Palladium Capital Advisors, LLC.

(9) Represents currently exercisable warrants to purchase 5,806 shares of common stock at $3.10 per share.

(10) Represents currently exercisable warrants to purchase 52,258 shares of common stock at $3.10 per share.

The date of this prospectus supplement is April 24, 2012